Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1/A of our report dated April 01, 2024, except for Note 2(aa) and the restatements in Notes 5 and 12 as to which the date is May 15, 2025, as to which the date is May 15, 2025 with respect to our audit of the consolidated financial statements after the effects of the adjustments described in Note 2(aa), relating to the consolidated financial statements of Femco Steel Technology Co., Ltd. as of December 31, 2023 and for year ended December 31, 2023, which report is included in this Form F-1/A of FST Corp.

/s/ Enrome LLP

Singapore

July 07, 2025

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